HARNEY, WESTWOOD & RIEGELS
        Barristers, Solicitors, Notaries, Patent and Trade Mark Agents
                       Craigmuir Chambers, P.O. Box 71
                  Road Town, Tortola, British Virgin Islands
                Telephone: (284) 494-2233 o  Fax (284)494-3547



26 September 2000

Bethurum Laboratories, Inc.
Bethurum Laboratories, Ltd.
6371 Richmond, #200
Houston, TX  77057

Dear Sirs:

      We have been asked as counsel to Bethurum Laboratories, Ltd., a British Virgin Islands company (the "Company") to provide this legal opinion with respect to the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock, no par value (the "Common Stock") of the Company.

      For the purpose of this opinion we have reviewed the following documents:
      -

      (a) the Registration Statement on Form S-4 provided to us (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission for the purpose of registering the Shares;

      (b) a draft Agreement and Plan of Merger to be entered into by the Company and Bethurum Laboratories, Inc.; and

      (c) the Memorandum and Articles of Association and certification of incorporation of the Company.

      We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization and proposed issuance of the Common Stock pursuant to the Agreement and Plan of Merger, between Bethurum Laboratories, Inc. and Bethurum Laboratories, Ltd. (the "Bethurum BVI Shares"), which is included in Appendix A to the Joint Proxy Statement/Prospectus contained in the Registration Statement. We understand the purpose of the merger agreed to in the Agreement and Plan of Merger is to change the domicile of Bethurum Laboratories to the British Virgin Islands.

      We have also made such other enquiries and reviewed such matters of law and examined the originals, photocopies, certified or otherwise identified to our satisfaction, of such other

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documents,  records,  agreements and certificates as we have considered relevant or the purposes of giving the opinion expressed below.

      This legal opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

      Based on the foregoing, we are of the opinion that: -

      (1) the Company is a company limited by shares, duly incorporated, validly existing, and in good standing as a separate legal entity under the laws and regulations of the British Virgin Islands; and

      (2) subject to said proceedings being duly taken and completed by you as now contemplated, including but limited to, obtaining the relevant approvals of the directors, prior to the issuance of the Bethurum BVI Shares, the Bethurum BVI Shares will, upon issuance thereof in the manner referred to in the Registration Statement, be legally and validly issued under the laws of the British Virgin Islands, fully paid and nonassessable stock.

      In connection with the above opinion, we hereby consent: -

     (i) to the use of this opinion as an exhibit to the Registration Statement; and

      (ii) to the reference to us under the heading "Legal Opinions" in the Registration statement.

      This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

                                    Yours faithfully,

                                    /s/ Harney, Westwood & Riegels
                                   ---------------------------------
                                    HARNEY WESTWOOD & RIEGELS.

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